Exhibit 99.1

          Press Release for FirstBank NW Corp. dated September 13, 2006

Press Release                                          FirstBank NW Corp. (FBNW)

Company Release - 09/13/06
--------------------------------------------------------------------------------

     FIRSTBANK NW CORP. DECLARES QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE


CLARKSTON, WA - September 13, 2006 - FirstBank NW Corp. (Nasdaq: FBNW) today announced that its Board of Directors declared a quarterly cash dividend of $0.10 per common share. The dividend will be paid on October 11, 2006 to shareholders of record as of the close of business on September 27, 2006. This marks the thirty-seventh regular quarterly cash dividend since FirstBank became a publicly traded company in July 1997.

On June 5, 2006, FirstBank announced that it had entered into a definitive agreement for the merger of FirstBank NW Corp. with and into Sterling Financial Corporation.

FirstBank NW Corp. (headquartered in Clarkston, Washington) is the holding company for FirstBank Northwest, a Washington state chartered savings bank founded in 1920, operating in the rural markets of eastern Oregon, eastern Washington and central Idaho, in addition to the larger and growing markets of Boise and Coeur d'Alene, Idaho and Spokane, Washington. FirstBank Northwest is focused on each community served, striving to deliver competitive financial products and services through exceptional customer service standards, local expertise and leadership. FirstBank Northwest operates 20 branch locations in Idaho, eastern Washington and eastern Oregon, in addition to loan centers in Lewiston, Coeur d'Alene, Boise and Nampa, Idaho, Spokane, Washington, and Baker City, Oregon. FirstBank Northwest is known as the local community bank, offering its customers highly personalized service in the many communities it serves.

FORWARD LOOKING STATEMENTS:

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, and achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the real estate market in Washington, Idaho and Oregon, the demand for mortgage loans, competitive conditions between banks and non-bank financial service providers, regulatory changes, costs of implementing additional securities requirements, requirements of the Sarbanes Oxley Act of 2002, the risk that the proposed merger with Sterling may not be approved by shareholders of FirstBank or the necessary regulatory approvals are not obtained, the risk that other closing conditions of the proposed merger are not satisfied, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Forward-looking statements are effective only as of the date they are made and the Company assumes no obligation to update this information.